Exhibit 10.1

AMENDMENT

TO

STEPHEN F. BOLLENBACH EMPLOYMENT AGREEMENT

THIS AMENDMENT is made this 31st day of March, 2006, by and between Hilton Hotels Corporation, a Delaware corporation (the “Company”) and Stephen F. Bollenbach (the “Executive”).

WHEREAS, the Executive and the Company entered into an amended and restated employment agreement dated as of November 11, 2004, and amended as of January 27, 2005 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend Section 3(h)(iii) of the Employment Agreement as it relates to the performance goals applicable to the Performance Shares (as defined in the Employment Agreement).

NOW, THEREFORE, the Employment Agreement is amended as follows:

1. Effective as of January 1, 2006, Section 3(h)(iii) is hereby amended to read, in its entirety, as follows:

(iii)                               Performance Share Grant. In each year of the Employment Period (but subject to the Executive’s continued employment through the applicable grant date), the Executive shall be granted, at the same time each year as grants are made generally to other executives, performance share units and/or such other equity incentive grants as the Compensation Committee of the Board deems appropriate, under the New Stock Plan (the “Performance Shares”). The value of the grant(s) made shall equate, at “targeted performance,” to 140,000 shares of the Company’s common stock. The actual value to be earned with respect to Performance Shares shall be determined by the Compensation Committee based on the level of achievement of certain performance goals determined by the Compensation Committee for each performance period. The performance goals applicable to the Performance Shares shall be the same performance goals applicable to performance share units granted generally to other executives for the applicable performance period. Each grant of Performance Shares shall vest on the last day of the last year of the relevant performance period (even if that occurs after the Retirement Date) provided that the Executive is employed until the Retirement Date.  In addition, each grant of Performance Shares shall also vest upon the occurrence of a Triggering Event (including a Change of Control, but as defined in the New Stock Plan). To the extent that the Performance Shares consist of stock options, each such option that becomes exercisable in accordance with the terms of the grant shall remain exercisable for the same period as the New Option. The Performance Shares shall be subject to the terms of the New Stock Plan in all respects not described herein.

Notwithstanding the foregoing, in the event the Company determines not to make performance share unit grants to executives generally for any year during the Employment Period, the Executive shall still be granted Performance Shares, to be earned based on achievement of performance goals determined by the Compensation Committee.

2. In all respects not amended, the Employment Agreement is hereby ratified and affirmed.

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed on the day and year first above written.

HILTON HOTELS CORPORATION

By:	/s/ Madeleine A. Kleiner
Madeleine A. Kleiner
Executive Vice President and General Counsel

STEPHEN F. BOLLENBACH

/s/ Stephen F. Bollenbach